Exhibit 99.1

COMTECH TELECOMMUNICATIONS CORP.
APPOINTS LISA LESAVOY TO ITS BOARD OF DIRECTORS

Melville, New York, March 4, 2020 - Comtech Telecommunications Corp. (NASDAQ: CMTL) a leading provider of products, systems and services for advanced communications solutions, today announced that the Board of Directors has appointed Lisa Lesavoy as a Director.

“I am pleased to welcome Lisa Lesavoy to the Board of Directors and look forward to the contributions she will make to the Company,” said Fred Kornberg, Chairman of the Board of Directors and Chief Executive Officer of Comtech Telecommunications Corp. “As an entrepreneur who founded her own financial consulting firm advising countless companies and executives during her thirty years of experience, Lisa will bring a fresh perspective to Comtech’s Board of Directors further solidifying Comtech’s sound and effective corporate governance. Lisa is a talented executive and will bring diversity of views to the Board’s discussions and decisions related to business strategies, risk mitigation frameworks and other aspects of oversight.”

Ms. Lesavoy is the owner of Lesavoy Financial Perspectives, Inc., a New York City based financial counseling firm which she founded in September of 1990. Previously, Ms. Lesavoy served as Senior Financial Advisor for E.F. Hutton's, and subsequently Shearson Lehman Brothers', Personal Financial Planning Division, where she was a First Vice President and responsible for the Division’s financial counseling services on the East Coast. Ms. Lesavoy has been a member of the New York State Bar since 1985.

Mr. Kornberg added, “I look forward to tapping into Lisa’s experience and expertise as we seek to continue Comtech's long-standing history of creating value for all stockholders.”

Comtech Telecommunications Corp. designs, develops, produces and markets innovative products, systems and services for advanced communications solutions. The Company sells products to a diverse customer base in the global commercial and government communications markets.

Certain information in this press release contains statements that are forward-looking in nature and involve certain significant risks and uncertainties. Actual results could differ materially from such forward-looking information. The Company's Securities and Exchange Commission filings identify many such risks and uncertainties. Any forward-looking information in this press release is qualified in its entirety by the risks and uncertainties described in such Securities and Exchange Commission filings.

PCMTL
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Media Contact:
Michael D. Porcelain, President and Chief Operating Officer
631-962-7000
info@comtechtel.com